Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Castle Energy Corporation:
We consent to the use of our report dated December 14, 2004, with respect to the consolidated balance sheet of Castle Energy Corporation as of September 30, 2004, and the related consolidated statements of operations, stockholders’ equity, and other comprehensive income and cash flows for each of the years in the two-year period ended September 30, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP
Houston, Texas
March 24, 2006